Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-217205, 333-207034, and 333-187883) and No. 333-222970 on Form S-8 of Natural Resource Partners L.P., of our report dated March 1, 2018, relating to the financial statements of Ciner Wyoming LLC as of December 31, 2017 and 2016, and for the three years in the period ended December 31, 2017, appearing in the Annual Report on Form 10-K of Natural Resource Partners L.P. for the year ended December 31, 2017.

/s/  Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2018